State of Delaware
Secretary of State
Division of Corporations
Delivered 12:35 PM 02/04/2015
FILED 12:25 PM 02/04/2015
SRV 150143618 - 5071460 FILE

STATE OF DELAWARE
CERTIFICATE OF CORRECTION

QUARTA-RAD, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. The name of the corporation is QUARTA-RAD, INC..
2. That a Certificate of Certificate of Amendment of Certificate of Incorporation
(Title of Certificate Being Corrected)
was filed by the Secretary of State of Delaware on July 16, 2012
and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.
3. The inaccuracy or defect of said Certificate is: (must be specific)

The Certificate of Amendment of the Certificate of Incorporation included only paragraph (a) of Article Fourth and left out paragraph (b) as set forth in Exhibit A.

4. Article FOURTH of the Certificate is corrected to read as follows:

See Exhibit A attached hereto and incorporated herein.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 4th day of February, A.D. 2015.

By: Victor Shvetsky
Authorized Officer

Name: Victory Shvetsky
Print or Type

Title: Chief Executive Officer

EXHIBIT A

QUARTA-RAD, INC.
CONTINUATION SHEET TO CERTIFICATE OF CORRECTION TO THE AMENDEMENT TO CERTIFICATE OF INCORPORATION

FOURTH: (a) The total number of shares which the corporation is authorized to issue is 50,000,000 shares, $0.0001 par value common voting stock.

(b) That at the effective time of this Certificate of Amendment to Certificate of Incorporation, (i) each share of common stock of the Corporation issued and outstanding as of the record date set by the Corporation's Board of Directors shall be subject to a 1 for 10,000 forward stock split with all fractional shares rounded to the nearest whole share. Such forward stock split shall not affect the par value of the Corporation's common stock, which shall remain $0.0001 per share. The number of shares of common stock issued and outstanding prior to the effective time of this amendment is 1,500. After the effective time of this Certificate of Amendment to Certificate of Incorporation, the number of shares issued and outstanding shall be 15,000,000 shares of common stock.